UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Mc Intyre, Gregory T.
   6060 South Willow Drive
   Greenwood Village, CO  80111
   U.S.A.
2. Issuer Name and Ticker or Trading Symbol
   CH2M HILL Companies, Ltd.
   Issuer is not Traded on an Exchange
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   12/31/01
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)
   Director
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |12/7/0|P   |V|49.409            |A  |$10.90     |                   |      |                           |
                           |1     |    | |                  |   |           |                   |      |                           |
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Common Stock               |9/5/01|M   | |3,500.000         |A  |$4.31      |                   |      |                           |
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Common Stock               |9/5/01|F   | |1,435.000         |D  |$10.51     |                   |      |                           |
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Common Stock               |9/5/01|F   | |849.000           |D  |$10.51     |46,750.498         |D     |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Employee Stock Option |$4.31   |9/5/0|M   | |3,500.000  |D  |(1)  |2/12/|Common Stock|3,500  |       |12,750      |D  |            |
(Right to Buy)        |        |1    |    | |           |   |     |04   |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) Options shall vest 25% on February 12, 2000, 25% on February 12, 2001 and 50% on February 12, 2002.
(2) Gregory T. Mc Intyre executed a Power of Attorney, a copy of which has previously been filed with the Securities and Exchange Commission, that authorizes S. Wyatt McCallie or Margaret B.
McLean to sign this Form 4 on his
behalf.
SIGNATURE OF REPORTING PERSON
Margaret B. McLean - Attorney-in-fact (2)
DATE
January 8, 2002